UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Section 240.14a-12

Inland Real Estate Income Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The below text is intended to be used by securities wholesalers in connection with phone conversations with financial advisors regarding the annual meeting of Inland Real Estate Income Trust stockholders.

Introduction:

Hello, I’m [insert name], a wholesaler with Inland Securities Corporation. I’m calling today to ask for your help in getting the necessary vote to pass the proposed charter changes for Inland Real Estate Income Trust (Inland Income Trust). This is important to your client invested in this product as the charter changes will facilitate the Company’s ability to execute its strategic plan and provide a liquidity event, which may include the listing of the Company’s stock on a national stock exchange. A failure to vote will have the effect of a vote against these charter changes, so it is particularly important that stockholders vote at this year’s meeting.

Before we talk further, I need to briefly advise you that certain statements I may make during this conversation and that are in the Company’s proxy materials are about the future and use words such as “may,” “potential,” “expect,” or “plan.” Such statements are based on assumptions and are subject to risks such as any future effects of the COVID-19 pandemic on the Company’s retail tenants. You can learn more about material risks faced by the Company by reading the Risk Factors section in the Company’s most recent Form 10-K and subsequent Form 10-Qs on file with the SEC.  Actual results may vary materially from what the Company expects, so please exercise caution when considering forward-looking statements made to you about the Company. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that arise after today’s conversation.

What is the status of the Inland Income Trust proxy solicitation process?

Proxy materials have been sent to all stockholders, and Inland Income Trust’s 2021 Annual Meeting of Shareholders is scheduled to take place on November 2, 2021. The Board of Directors (the Board) of Inland Income Trust continues to solicit stockholder votes to avoid potentially adjourning the meeting to a later date in order to obtain additional votes.

Why is the Inland Income Trust Board seeking to amend and restate the charter?

The Board is proposing important changes to Inland Income Trust’s Second Articles of Amendment and Restatement, commonly referred to as the Company’s Charter, to align it more closely with the charters of publicly traded REITs. An important element of our strategic plan includes providing our stockholders with an opportunity for liquidity outside of our share redemption program, most likely through a listing on a national securities exchange. We cannot guarantee that a listing will occur, but to prepare for a potential listing our Board reviewed our Charter and concluded that it contains provisions that are not typical for REITs that are listed and traded on a national securities exchange. We believe that, at a minimum, these provisions may create uncertainties that could potentially impact our ability to operate our business the way we think is in the Company’s best interest and advance our strategic objectives. Therefore, we are proposing to change the Charter to make it consistent with publicly traded REITs. The stockholders of other non-listed REITs have approved changes to their charters proposed for similar reasons in anticipation of their potential or expected liquidity events.

Who is entitled to vote and what vote is required to approve each proposal?

Inland Income Trust

Wholesaler Talking Points/ Discussion Topics

Anyone who owned Inland Income Trust common stock at the close of business on August 5, 2021, the record date, is entitled to vote. Stockholders in this category have received mailings encouraging them to vote during the proxy solicitation process. The approval of proposals to change the Inland Income Trust charter requires the affirmative vote of at least a majority of all votes entitled to be cast. Votes not cast and abstentions and broker nonvotes will have the same effect as a vote against the charter proposals.

Can a stockholder vote “yes” for one Charter change and “no” to another?

Yes, a stockholder can vote “FOR” or “AGAINST” each of the amendments to the Charter independently. However, approval of each amendment proposal is conditioned upon approval of all of the others. A failure to approve any one charter amendment proposal will result in all of the charter amendment proposals not being implemented even though stockholders may have approved the other proposals.

Will stockholders’ cash distributions be affected by any of the proposed Charter changes?

No, the authorization of cash distributions is governed by the law of the company’s state of incorporation as well as the company’s charter, and these charter changes do not directly affect whether or not future cash distributions will be authorized or paid. Keep in mind that payment of distributions is not guaranteed. The Company believes that providing the Company with a charter that is comparable with publicly traded REITs may ultimately result in the Company being more

Conclusion

I hope this information has been helpful and I’m asking for your help in getting the stockholder vote necessary to pass these important charter changes. When stockholders submit their votes, they can help prevent further proxy mailings and help limit Inland Income Trust’s solicitation costs. In addition, we would like to avoid the expense of adjourning the Annual Meeting of Shareholders and continuing to solicit due to insufficient votes. Please reach out to your clients who have not voted and ask them to vote using one of the three options provided in their proxy materials: (1) by mail; (2) by phone; or (3) by Internet.

Thank you for your time. Please feel free to reach out to me or Inland’s Investor Services at 800-826-8228 with any further questions.

Inland Income Trust

Wholesaler Talking Points/ Discussion Topics